United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 333-80361-01

                              BOTTLING GROUP, LLC
             (Exact name of registrant as specified in its charter)

                                 One Pepsi Way
                             Somers, New York 10589
                                  914-767-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      4-5/8% Series B Senior Notes due November 15, 2012 of the Registrant
            (Title of each class of securities covered by this Form)

        4-1/8% Series B Senior Notes due June 15, 2015 of the Registrant
            2.45% Senior Notes due October 16, 2006 of the Registrant
           5.00% Senior Notes due November 15, 2013 of the Registrant
 Guarantees of the Registrant of 7% Series B Senior Notes due March 1, 2029 of
                         The Pepsi Bottling Group, Inc.
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [ ]               Rule 12h-3(b)(1)(i)  [X]
        Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6 --------- [ ]

Approximate number of holders of record as of the certification or notice date:
72

Pursuant to the requirements of the Securities Exchange Act of 1934, Bottling Group, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 2,   2004                     By: s/s Pamela C. McGuire
        ---------------                         ---------------------
                                                Name:  Pamela C. McGuire
                                                Title: Managing Director